Investors: Abhey Lamba, 415-547-3502
abhey.lamba@autodesk.com

Press:    Stacy Doyle, 971-238-5722
stacy.doyle@autodesk.com

ACCELERATED ANNUALIZED RECURRING REVENUE (ARR) GROWTH
HIGHLIGHTS AUTODESK'S SECOND QUARTER RESULTS

SAN RAFAEL, Calif., AUGUST 23, 2018-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the second quarter of fiscal 2019.

Second Quarter Fiscal 2019

•
Subscription plan ARR was $1.68 billion, an increase of 115 percent compared to the second quarter last year as reported, and 111 percent on a constant currency basis. Under the prior revenue accounting standard, ASC 605, subscription plan ARR was $1.66 billion, an increase of 112 percent compared to the second quarter last year.

•
Total ARR was $2.35 billion, an increase of 28 percent compared to the second quarter last year as reported, and 27 percent on a constant currency basis. Under ASC 605, total ARR was $2.32 billion, an increase of 27 percent compared to the second quarter last year.

•
Subscription plan subscriptions increased 290,000 from the first quarter of fiscal 2019 to 2.86 million at the end of the second quarter. Subscription plan subscriptions benefited from 117,000 maintenance subscribers that converted to product subscription under the maintenance-to-subscription (M2S) program.

•	Total subscriptions increased 119,000 from the first quarter of fiscal 2019 to 3.94 million at the end of the second quarter.

•
Deferred revenue was $1.80 billion, an increase of 1 percent compared to the second quarter last year. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.21 billion, an increase of approximately 20 percent compared to the second quarter last year. Under ASC 605, total deferred revenue was $2.28 billion, an increase of approximately 24 percent compared to the second quarter last year.

•
Revenue was $612 million, an increase of 22 percent compared to the second quarter last year as reported, and 21 percent on a constant currency basis. Under ASC 605, revenue was $611 million, an increase of 22 percent compared to the second quarter last year.

•
Billings were $605 million, an increase of 27 percent compared to the second quarter last year. Under ASC 605, billings were $592 million, an increase of 24 percent compared to the second quarter last year.

•
Total GAAP spend (cost of revenue plus operating expenses) was $636 million, an increase of 4 percent compared to the second quarter last year as reported, and 3 percent on a constant currency basis. Absent ASC 340-40, total GAAP spend was $626 million, an increase of 3 percent compared to the second quarter last year.

•
Total non-GAAP spend was $556 million, an increase of 5 percent compared to the second quarter last year, as reported, and 4 percent on a constant currency basis. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. Absent ASC 340-40, total non-GAAP spend was $546 million, an increase of 3 percent compared to the second quarter last year.

•
GAAP diluted net loss per share was $(0.18), compared to GAAP diluted net loss per share of $(0.66) in the second quarter last year. Under ASC 605 and absent ASC 340-40, GAAP diluted net loss per share was $(0.12).

•
Non-GAAP diluted earnings per share was $0.19, compared to non-GAAP diluted net loss per share of $(0.11) in the second quarter last year. Under ASC 605 and absent ASC 340-40, non-GAAP diluted net income per share was $0.23.

For definitions, please view the Glossary of Terms later in this document.

"Broad-based strength in customer demand and continued execution across our business helped accelerate growth in ARR and annualized revenue per subscription (ARPS)," said Andrew Anagnost, Autodesk president and CEO. "A superior user experience is motivating new customers to turn to Autodesk subscription and cloud offerings, and we continue to see a steady stream of existing maintenance customers migrating to subscription."

"We posted strong results for several key metrics including billings, revenue, total deferred revenue, and earnings," said Scott Herren, Autodesk CFO. "We also generated positive cash flow from operating activities and expect to be cash flow positive for the year. We're pleased with our performance in the first half of the fiscal year and are confident in our ability to drive results for the remainder of the year."

Second Quarter Operational Overview

Subscription plan ARR was $1.68 billion, an increase of 115 percent compared to the second quarter last year as reported, and 111 percent on a constant currency basis. Subscription plan ARR includes $342 million related to the maintenance-to-subscription program. Maintenance plan ARR was $666 million, a decrease of 36 percent compared to the second quarter last year as reported, and on a constant currency basis. Total ARR was $2.35 billion, an increase of 28 percent compared to the second quarter last year as reported, and 27 percent on a constant currency basis.

Subscription plan subscriptions (product, enterprise business agreements, and cloud) were 2.86 million, a net increase of 290,000 from the first quarter of fiscal 2019, led by new product subscriptions and 117,000 product subscriptions that migrated from maintenance plan subscriptions. Maintenance plan subscriptions were 1.07 million, a net decrease of 172,000 from the first quarter of fiscal 2019, which includes the 117,000 that migrated to product subscription. Total subscriptions were 3.94 million, a net increase of 119,000 from the first quarter of fiscal 2019.

Total recurring revenue in the second quarter was 96 percent of total revenue, compared to 91 percent of total revenue in the second quarter last year.

Revenue in the Americas was $248 million, an increase of 16 percent compared to the second quarter last year as reported, and 15 percent on a constant currency basis. Under ASC 605, revenue in the Americas was $249 million, an increase of 16 percent compared to the second quarter last year. Revenue in EMEA was $248 million, an increase of 25 percent compared to the second quarter last year as reported, and 22 percent on a constant currency basis. Under ASC 605, revenue in EMEA was $246 million, an increase of 24 percent compared to the second quarter last year. Revenue in APAC was $116 million, an increase of 31 percent compared to the second quarter last year as reported, and 30 percent on a constant currency basis. Under ASC 605, revenue in APAC was $115 million, an increase of 30 percent compared to the second quarter last year.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the third quarter and full year fiscal 2019 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2019 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340-40. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings, though there may be immaterial shifts in the timing of revenue recognition due to the elimination of VSOE requirements and other differences between the standards. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340-40 do not affect cash flows or subscriptions.

Third Quarter Fiscal 2019

Q3 FY19 Guidance Metrics	Q3 FY19 under ASC 606 (ending October 31, 2018)
Revenue (in millions)	$635 - $645 23% - 25%
EPS GAAP	$(0.09) - $(0.05)
EPS non-GAAP (1)	$0.24 - $0.28
_______________
(1) Non-GAAP earnings per diluted share excludes $0.27 related to stock-based compensation expense, $0.03 for the amortization of acquisition-related intangibles, $0.01 related to restructuring and other exit costs, $0.01 for acquisition related costs, and $0.01 related to GAAP-only tax charges.

Full Year Fiscal 2019

FY19 Guidance Metrics	FY19 under ASC 606 (ending January 31, 2019) (1)
Billings (in millions)	$2,580 - $2,640 (2) 16% - 19%
Revenue (in millions)	$2,485 - $2,505 (3) 21% - 22%
GAAP spend growth (cost of revenue plus operating expenses)	(2.5)% - (1.5)%
Non-GAAP spend growth (cost of revenue plus operating expenses) (4)	1 - 2%
EPS GAAP	$(0.59) - $(0.51)
EPS non-GAAP (5)	$0.87 - $0.95
Net subscription additions	500k - 550k
Total ARR growth	28% - 30%
_______________
(1) The move to the new revenue standard results in an immaterial change to revenue and ARR and a $0.03 reduction to EPS, compared to what would have been recognized under ASC 605.
(2) Billings guidance reflects the initial impact of approximately $160 million for the adoption of ASC 606. This adjustment does not impact cash flow.
(3) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2,450 - $2,470 million.
(4) Non-GAAP spend excludes $231 million related to stock-based compensation expense, $44 million related to restructuring and other facility exit costs, $30 million for the amortization of acquisition-related intangibles, and $6M for acquisition related costs.
(5) Non-GAAP earnings per diluted share excludes $1.05 related to stock-based compensation expense, $0.17 related to restructuring charges & other exit costs, $0.14 for the amortization of acquisition-related intangibles, $0.10 of GAAP-only tax charges, $0.03 for acquisition related costs and, ($0.03) related to gains on strategic investments and dispositions.

The third quarter and full year fiscal 2019 outlook assume a projected annual effective tax rate of (117) percent and 19 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

Earnings Conference Call and Webcast

Autodesk will host its second quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of Autodesk's website simultaneously with this press release.

A replay of the broadcast will be available at 7:00 p.m. ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Enterprise Business Agreements (EBAs): These represent programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other revenue also includes software license revenue from the sale of our discontinued perpetual licenses.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from product subscriptions, cloud service offerings, and enterprise business agreements (EBAs).

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and enterprise business agreements (EBAs), subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, license and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding ARR growth acceleration and maintenance to subscription conversions, other statements about our short-term and long-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS and ARR, statements about the impact of ASC 606 and ASC 340-40, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets; failure to maintain cost reductions or otherwise control our expenses; the success of our restructuring activities; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic, and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2018 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
	(Unaudited)
Net revenue:
Subscription	$420.6	$196.1	$771.0	$369.5
Maintenance	166.4	261.8	347.6	525.4
Total subscription and maintenance revenue	587.0	457.9	1,118.6	894.9
Other	24.7	43.9	53.0	92.6
Total net revenue	611.7	501.8	1,171.6	987.5
Cost of revenue:
Cost of subscription and maintenance revenue	54.1	52.8	104.5	107.7
Cost of other revenue	12.3	17.8	25.1	36.4
Amortization of developed technology	3.4	4.0	7.0	8.7
Total cost of revenue	69.8	74.6	136.6	152.8
Gross profit	541.9	427.2	1,035.0	834.7
Operating expenses:
Marketing and sales	289.1	257.6	565.5	513.3
Research and development	180.8	193.8	353.6	381.5
General and administrative	79.1	78.0	152.0	156.3
Amortization of purchased intangibles	3.8	4.9	7.6	10.6
Restructuring and other exit costs, net	13.8	0.5	36.3	0.2
Total operating expenses	566.6	534.8	1,115.0	1,061.9
Loss from operations	(24.7)	(107.6)	(80.0)	(227.2)
Interest and other income (expense), net	1.3	(18.8)	(7.2)	(20.6)
Loss before income taxes	(23.4)	(126.4)	(87.2)	(247.8)
Provision for income taxes	(16.0)	(17.6)	(34.6)	(25.8)
Net loss	$(39.4)	$(144.0)	$(121.8)	$(273.6)
Basic net loss per share	$(0.18)	$(0.66)	$(0.56)	$(1.25)
Diluted net loss per share	$(0.18)	$(0.66)	$(0.56)	$(1.25)
Weighted average shares used in computing basic net loss per share	219.0	219.5	218.8	219.7
Weighted average shares used in computing diluted net loss per share	219.0	219.5	218.8	219.7

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	July 31, 2018	January 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$895.4	$1,078.0
Marketable securities	274.4	245.2
Accounts receivable, net	234.4	438.2
Prepaid expenses and other current assets	194.6	116.5
Total current assets	1,598.8	1,877.9
Marketable securities	128.1	190.8
Computer equipment, software, furniture and leasehold improvements, net	146.8	145.0
Developed technologies, net	23.7	27.1
Goodwill	1,658.7	1,620.2
Deferred income taxes, net	81.5	81.7
Other assets	195.4	170.9
Total assets	$3,833.0	$4,113.6
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$82.2	$94.7
Accrued compensation	163.2	250.9
Accrued income taxes	38.8	28.0
Deferred revenue	1,491.5	1,551.6
Other accrued liabilities	139.4	198.0
Total current liabilities	1,915.1	2,123.2
Long-term deferred revenue	308.0	403.5
Long-term income taxes payable	41.5	41.6
Long-term deferred income taxes	88.2	66.6
Long-term notes payable, net	1,587.2	1,586.0
Other liabilities	134.6	148.7
Stockholders’ deficit:
Preferred stock	—	—
Common stock and additional paid-in capital	2,012.5	1,952.7
Accumulated other comprehensive loss	(150.9)	(123.8)
Accumulated deficit	(2,103.2)	(2,084.9)
Total stockholders’ deficit	(241.6)	(256.0)
Total liabilities and stockholders' deficit	$3,833.0	$4,113.6

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Six Months Ended July 31,
	2018	2017
	(Unaudited)
Operating activities:
Net loss	$(121.8)	$(273.6)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	46.3	56.8
Stock-based compensation expense	111.3	134.4
Deferred income taxes	(0.3)	8.6
Restructuring and other exit costs, net	36.6	0.2
Other operating activities	(1.3)	7.7
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	204.2	185.5
Prepaid expenses and other current assets	7.9	(2.4)
Accounts payable and accrued liabilities	(201.3)	(98.6)
Deferred revenue	(66.7)	(9.9)
Accrued income taxes	11.5	(36.0)
Net cash provided by (used in) operating activities	26.4	(27.3)
Investing activities:
Purchases of marketable securities	(110.1)	(299.7)
Sales of marketable securities	27.0	110.8
Maturities of marketable securities	119.6	420.3
Capital expenditures	(36.7)	(26.4)
Acquisitions, net of cash acquired	(34.1)	—
Other investing activities	(6.0)	(4.3)
Net cash (used in) provided by investing activities	(40.3)	200.7
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	50.4	55.9
Taxes paid related to net share settlement of equity awards	(53.0)	(49.8)
Repurchase and retirement of common stock	(154.7)	(315.2)
Proceeds from debt, net of discount	—	496.9
Repayment of debt	—	(400.0)
Other financing activities	—	(5.8)
Net cash used in financing activities	(157.3)	(218.0)
Effect of exchange rate changes on cash and cash equivalents	(11.4)	5.6
Net decrease in cash and cash equivalents	(182.6)	(39.0)
Cash and cash equivalents at beginning of the period	1,078.0	1,213.1
Cash and cash equivalents at end of the period	$895.4	$1,174.1

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended July 31,		Six Months Ended July 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$54.1	$52.8	$104.5	$107.7
Stock-based compensation expense	(3.1)	(2.8)	(5.8)	(5.6)
Non-GAAP cost of subscription and maintenance revenue	$51.0	$50.0	$98.7	$102.1

GAAP cost of other revenue	$12.3	$17.8	$25.1	$36.4
Stock-based compensation expense	(0.9)	(1.0)	(1.7)	(2.1)
Non-GAAP cost of other revenue	$11.4	$16.8	$23.4	$34.3

GAAP amortization of developed technology	$3.4	$4.0	$7.0	$8.7
Amortization of developed technology	(3.4)	(4.0)	(7.0)	(8.7)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$541.9	$427.2	$1,035.0	$834.7
Stock-based compensation expense	4.0	3.8	7.5	7.7
Amortization of developed technology	3.4	4.0	7.0	8.7
Non-GAAP gross profit	$549.3	$435.0	$1,049.5	$851.1

GAAP marketing and sales	$289.1	$257.6	$565.5	$513.3
Stock-based compensation expense	(25.9)	(26.0)	(49.9)	(52.4)
Non-GAAP marketing and sales	$263.2	$231.6	$515.6	$460.9

GAAP research and development	$180.8	$193.8	$353.6	$381.5
Stock-based compensation expense	(18.7)	(20.4)	(36.5)	(41.6)
Non-GAAP research and development	$162.1	$173.4	$317.1	$339.9

GAAP general and administrative	$79.1	$78.0	$152.0	$156.3
Stock-based compensation expense	(8.3)	(8.6)	(17.4)	(16.1)
CEO transition costs (1)	0.1	(10.6)	0.1	(21.6)
Acquisition related costs	(2.5)	—	(2.5)	—
Non-GAAP general and administrative	$68.4	$58.8	$132.2	$118.6

GAAP amortization of purchased intangibles	$3.8	$4.9	$7.6	$10.6
Amortization of purchased intangibles	(3.8)	(4.9)	(7.6)	(10.6)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$13.8	$0.5	$36.3	$0.2
Restructuring and other exit costs, net	(13.8)	(0.5)	(36.3)	(0.2)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$566.6	$534.8	$1,115.0	$1,061.9
Stock-based compensation expense	(52.9)	(55.0)	(103.8)	(110.1)
Amortization of purchased intangibles	(3.8)	(4.9)	(7.6)	(10.6)
CEO transition costs (1)	0.1	(10.6)	0.1	(21.6)
Acquisition related costs	(2.5)	—	(2.5)	—
Restructuring and other exit costs, net	(13.8)	(0.5)	(36.3)	(0.2)
Non-GAAP operating expenses	$493.7	$463.8	$964.9	$919.4

GAAP spend	$636.4	$609.4	$1,251.6	$1,214.7
Stock-based compensation expense	(56.9)	(58.8)	(111.3)	(117.8)
Amortization of developed technology	(3.4)	(4.0)	(7.0)	(8.7)
Amortization of purchased intangibles	(3.8)	(4.9)	(7.6)	(10.6)
CEO transition costs (1)	0.1	(10.6)	0.1	(21.6)
Acquisition related costs	(2.5)	—	(2.5)	—
Restructuring and other exit costs, net	(13.8)	(0.5)	(36.3)	(0.2)
Non-GAAP spend	$556.1	$530.6	$1,087.0	$1,055.8

Non-GAAP Y/Y spend growth	4.8%
Foreign currency exchange impact	(1.1)%
ASC 340 impact	(2.0)%
Non-GAAP Y/Y spend growth excluding ASC 340 in constant currency	1.7%

GAAP loss from operations	$(24.7)	$(107.6)	$(80.0)	$(227.2)
Stock-based compensation expense	56.9	58.8	111.3	117.8
Amortization of developed technology	3.4	4.0	7.0	8.7
Amortization of purchased intangibles	3.8	4.9	7.6	10.6
CEO transition costs (1)	(0.1)	10.6	(0.1)	21.6
Acquisition related costs	2.5	—	2.5	—
Restructuring and other exit costs, net	13.8	0.5	36.3	0.2
Non-GAAP income (loss) from operations	$55.6	$(28.8)	$84.6	$(68.3)

GAAP interest and other income (expense), net	$1.3	$(18.8)	$(7.2)	$(20.6)
(Gain) loss on strategic investments and dispositions, net	(3.9)	13.5	(6.6)	7.8
Restructuring and other exit costs, net	0.3	—	0.3	—
Non-GAAP interest and other expense, net	$(2.3)	$(5.3)	$(13.5)	$(12.8)

GAAP provision for income taxes	$(16.0)	$(17.6)	$(34.6)	$(25.8)
Discrete GAAP tax items	(8.7)	(0.1)	(8.7)	(7.7)
Income tax effect of non-GAAP adjustments	14.6	26.6	29.8	54.6
Non-GAAP (provision) benefit for income tax	$(10.1)	$8.9	$(13.5)	$21.1

GAAP net loss	$(39.4)	$(144.0)	$(121.8)	$(273.6)
Stock-based compensation expense	56.9	58.8	111.3	117.8
Amortization of developed technology	3.4	4.0	7.0	8.7
Amortization of purchased intangibles	3.8	4.9	7.6	10.6
CEO transition costs (1)	(0.1)	10.6	(0.1)	21.6
Acquisition related costs	2.5	—	2.5	—
Restructuring and other exit costs, net	14.1	0.5	36.6	0.2
Gain (loss) on strategic investments and dispositions, net	(3.9)	13.5	(6.6)	7.8
Discrete GAAP tax items	(8.7)	(0.1)	(8.7)	(7.7)
Income tax effect of non-GAAP adjustments	14.6	26.6	29.8	54.6
Non-GAAP net income (loss)	$43.2	$(25.2)	$57.6	$(60.0)

GAAP diluted net loss per share (2)	$(0.18)	$(0.66)	$(0.56)	$(1.25)
Stock-based compensation expense	0.26	0.27	0.51	0.54
Amortization of developed technology	0.02	0.02	0.04	0.04
Amortization of purchased intangibles	0.01	0.02	0.03	0.05
CEO transition costs (1)	—	0.05	—	0.09
Acquisition related costs	0.01	—	0.01	—
Restructuring and other exit costs, net	0.06	—	0.16	—
(Gain) loss on strategic investments and dispositions, net	(0.02)	0.07	(0.03)	0.04
Discrete GAAP tax items	(0.04)	—	(0.04)	(0.03)
Income tax effect of non-GAAP adjustments	0.07	0.12	0.14	0.25
Non-GAAP diluted net income (loss) per share (2)	$0.19	$(0.11)	$0.26	$(0.27)

GAAP diluted shares used in per share calculation	219.0	219.5	218.8	219.7
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	3.2	—	3.2	—
Non-GAAP diluted weighted average shares used in per share calculation	222.2	219.5	222.0	219.7
____________________

(1)
CEO transition costs include stock-based compensation of $7.8 million related to the acceleration of eligible stock awards in the three months ended April 30, 2017. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)
Net income (loss) per share was computed independently for each of the periods presented; therefore the sum of the net income (loss) per share amount for the quarters may not equal the total for the year.